Exhibit 99.1

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Predictability: Net Credit Margin

North America Cards

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* YTD 3Q04 Annualized.

•                  Combining treasury, credit and revenue expertise to produce consistent NCM performance

•                  Producing 8% net yield on asset volume

•                  Managing operational expenses and delivery costs

•                  Resulting in superior returns and margin expansion

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Retail Banking North America Performance

Net Income ($B)

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	1998	Sep 04 YTD
Retail Banking North America NI as % of Global Consumer Group	26%	27	%(1)

(1)          Excludes $378MM after-tax gain on sale of Samba Financial Group recorded in Global Consumer.

(2)          Does not reflect the implementation of the Company’s Risk Capital Allocation within and across Citigroup businesses. Such implementation would not have had a material impact on the growth rate trend presented above.

Notes: North America excludes Mexico.

A reconciliation of non-GAAP financial information contained on this page is set forth in the appendix.

Business Units: New Disclosures

Sep 2004 YTD Net Income = $2.1B

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Net Income Trends By Business

($MM)

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Achieved Through Superior Organic

Net Income Growth

$B - Net Income Growth: Organic (2/3) and Acquisitions (1/3)

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Note: Results are adjusted to exclude estimated impact of key acquisitions.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)             Income excluding the litigation charges and gain on Samba.

(ii)          Revenues excluding gain on the sale of Samba.

The Company believes that these non-GAAP financial measures provide a fuller understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual charges in the quarter. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	TOTAL CITIGROUP		GLOBAL CONSUMER
	YTD	YTD	YTD	YTD
	3Q	3Q	3Q	3Q
(in millions)	2003	2004	2003	2004

GAAP Income	$13,093	$11,725	$6,852	$8,714
Excluding Gain on Samba	—	(756)	—	(378)
Excluding Litigation Charges	—	4,950	—	—
Non-GAAP Income as Adjusted	$13,093	$15,919	$6,852	$8,336

GAAP Revenues	$57,288	$64,304	$29,884	$35,284
Excluding Gain on Samba	—	(1,168)	—	(584)
Non-GAAP Revenues as Adjusted	$57,288	$63,136	$29,884	$34,700

Selected Investments — 2004

		$MM
•	Retail increased 25 branches	25

•	Consumer Finance increased 161 branches	24

•	International Cards increased account acquisition spend	68

•	North America Cards increased marketing spend	291

Total		$408